EXHIBIT 99.1

   NEWS                                              FOR IMMEDIATE RELEASE


                 HEIDRICK & STRUGGLES COMPLETES ACQUISITION
             OF HIGHLAND PARTNERS' EXECUTIVE SEARCH OPERATIONS

           100 PERCENT OF CONSULTANTS OFFERED EMPLOYMENT ACCEPT


   CHICAGO (October 2, 2006) - Heidrick & Struggles International, Inc. (NASDAQ: HSII), the world's premier executive search and leadership consulting firm, today announced it has completed the acquisition of substantially all of the assets of Highland Partners, a leading retained executive search operation and formerly a division of Hudson Highland Group, Inc. (NASDAQ: HHGP). All 48 of the Highland Partners consultants who were offered employment by Heidrick & Struggles have accepted. Under the terms of the definitive agreement announced on September 18, 2006, Heidrick & Struggles paid $36.6 million in cash to Hudson Highland Group.

   "We are pleased to welcome the Highland Partners consultants and their associates to the Heidrick & Struggles team. These talented individuals enhance our scale and competitive positioning in the US, Canada, the UK, and Australia, as well as in many of our industry practice groups," said Kevin Kelly, Chief Executive Officer of
   Heidrick & Struggles. "This acquisition benefits all of our clients, enabling us to expand the service offerings and scope of our businesses. We are confident that our new consultants will be able to quickly realize revenue and productivity increases from capitalizing on our brand, by working closely with our practice groups, and by utilizing our support capabilities, such as our Knowledge Management Center in India."

   In addition to the payment made today, Hudson Highland Group will be eligible to receive additional earnout payments of up to $15 million based on the acquired consultants achieving certain revenue metrics in 2007 and 2008. The total purchase price, including the $36.6 million paid at closing and the 2007 and 2008 earnout payments, will not exceed $51.6 million.

   Kelly added, "We will be extremely disciplined in our efforts to quickly capture expected cost synergies related to consolidating our real estate, administrative and technology infrastructure, which, when combined with expected revenue opportunities, we are confident will drive profitable growth."

   Heidrick & Struggles believes that this transaction will be slightly dilutive to earnings and cash flow for the full year 2006, due to integration costs and the amortization of intangible assets, but it is expected to be accretive to earnings in 2007. The company will update its 2006 annual guidance for net revenue and operating margin to reflect the acquisition when it releases financial results for its third quarter ended September 30, 2006, scheduled for October 31, 2006.

                                  - more -



   ABOUT HEIDRICK & STRUGGLES INTERNATIONAL, INC.
   Heidrick & Struggles International, Inc. is the world's premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

   SAFE HARBOR STATEMENT
   This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; delays or difficulties in integrating Highland Partners search operations; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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   CONTACTS
   Investors & Analysts:
   Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

   Media:
   Eric Sodorff, Director, Communications: +1 312 496 1613 or esodorff@heidrick.com
   Joe Poulos, VP, Edelman: +1 312 240 2719 or joe.poulos@edelman.com